Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

INOTEK PHARMACEUTICALS CORPORATION,

a Delaware corporation;

ROME MERGER SUB,

a Cayman Islands exempted company; and

ROCKET PHARMACEUTICALS, LTD.,

a Cayman Islands exempted company

Dated as of September 12, 2017

The Agreement and Plan of Merger and Reorganization (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Agreement, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties.

i

EXHIBITS AND SCHEDULES

Exhibit A        Certain Definitions

Exhibit B        Forms of Support Agreements

Exhibit C        Form of Lock-up Agreements

Company Disclosure Schedule

Parent Disclosure Schedule

INDEX OF DEFINED TERMS

Accounting Firm	7
Adjusted Aggregate Valuation	A-1
Adjusted Lower Target Net Cash	A-1
Adjusted Parent Valuation	A-1
Agreement	1
Antitrust Laws	58
Antitrust Proceedings	58

Board Declassification	62
Book Entry Shares	5
Business Day	A-1
Cayman Law	A-1
Cayman Merger Documents	3
Certifications	30
Closing	2

Closing Date	2
COBRA	A-1
Code	1
Company	1
Company Acquisition Proposal	52
Company Associate	A-1
Company Board Recommendation	56
Company Contract	A-1
Company Disclosure Schedule	8
Company Employee Plan	21
Company Financials	10
Company Intellectual Property	13
Company IP Rights	A-1
Company Material Adverse Effect	A-2
Company Material Contract	16
Company Most Recent Balance Sheet	10
Company Options	A-2
Company Ordinary Shares	A-2
Company Ownership Factor	A-2
Company Preferred Shares	A-2
Company Products	16
Company Public Company Financials	A-2
Company Share Option Plans	10
Company Share Stock	A-1
Company Shareholder Approval	25
Company Shareholder Meeting	56
Company Stipulated Valuation	A-2
Company Stock Certificate	4
Company Third Party Intellectual Property	13
Confidentiality Agreement	A-3
Consent	A-3
Contemplated Transactions	A-3
Contingent Workers	20
Contract	A-3
D&O Indemnified Parties	59
Delivery Date	6
Determination Date	6
DGCL	A-3
Dispute Notice	7
Dissenting Shares	5
Effect	A-3
Effective Time	3
Encumbrance	A-3
Entity	A-3
Environmental Law	A-3
ERISA	A-3
ERISA Affiliate	A-3
Exchange Act	A-3
Exchange Agent	4
Exchange Fund	4

Exchange Ratio	A-4
Existing Company D&O Policies	24
Existing Parent D&O Policies	43
Expense Reimbursement Amount	67
FDA	16
Fully-Diluted Basis	A-4
GAAP	10
Goodwin Opinion	62
Governmental Authority	A-4
Governmental Authorization	A-4
Governmental Body	A-4
Grant Date	22
Hazardous Materials	A-4
HSR	57
Intellectual Property	A-4
IRS	A-4
Key Employee	A-5
Knowledge	A-5
Legal Proceeding	A-5
Legal Requirement	A-5
Liability	16
Lock-up Agreements	2
Lower Target Net Cash	A-5
Mayer Brown Opinion	61
Merger	1
Merger Sub	1
Multiemployer Plan	A-6
Multiple Employer Plan	A-6
NASDAQ Listing Application	61
Net Cash	A-5
Net Cash Calculation	6
Net Cash Schedule	6
Ordinary Course of Business	A-6
Parent	1
Parent Acquisition Proposal	53
Parent Associate	A-6
Parent Board Recommendation	56
Parent Change of Recommendation	54
Parent Common Stock	A-6
Parent Contract	A-6
Parent Convertible Notes	A-6
Parent Disclosure Schedule	27
Parent Employee Plan	40
Parent Intellectual Property	33
Parent IP Rights	A-6
Parent Material Adverse Effect	A-6
Parent Material Contract	35
Parent Options	A-7
Parent Ownership Factor	A-7
Parent Preferred Stock	A-7
Parent Products	36

Parent Qualified Bidder	53
Parent RSU	A-7
Parent SEC Documents	29
Parent Stipulated Valuation	A-7
Parent Stock Plans	28
Parent Stockholder Approval	44
Parent Stockholders’ Meeting	56
Parent Superior Offer	53
Parent Third Party Intellectual Property	33
Parent Warrants	A-7
Party	A-7
Person	A-8
Plan of Merger	A-8
Pre-Closing Period	46
Proxy Statement	A-8
Representatives	A-8
Required Company Stockholder Vote	25

Required Parent Stockholder Vote	44
Response Date	7
Reverse Stock Split	A-8
Sarbanes-Oxley Act	A-8
SEC	A-8
Securities Act	A-8
Shareholder	A-8
Subsidiary	A-8
Surviving Corporation	2
Tax	A-8
Tax Return	A-8
Termination Fee	67
Transaction Litigation	A-9
Treasury Regulations	A-9
Upper Target Net Cash	A-9
WARN Act	23

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of September 12, 2017, among INOTEK PHARMACEUTICALS CORPORATION, a Delaware corporation (“Parent”), ROME MERGER SUB, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and ROCKET PHARMACEUTICALS, LTD, a Cayman Islands exempted company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

(A) Parent and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and Cayman Law. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

(B) For U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(C) The Board of Directors of Parent (i) has determined that the Merger is advisable and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of this Agreement and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of Parent vote to approve the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

(D) The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and in the best interests of, Merger Sub and its sole shareholder, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend the approval and adoption of this Agreement and the approval of the Merger to Parent as the sole shareholder of Merger Sub.

(E) The Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of, the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of the Company.

(F) In order to induce the Company to cause the Merger to be consummated, certain of Parent’s officers, directors and stockholders have executed support agreements in the form attached hereto as Exhibit B and lock-up agreements in the form attached hereto as Exhibit C relating to sales and certain other dispositions of shares of Parent Common Stock or certain other securities after the Closing.

(G) In order to induce Parent and Merger Sub to cause the Merger to be consummated, certain of the Company’s officers, directors and shareholders have executed support agreements in the form attached hereto as Exhibit B and lock-up agreements in the form attached hereto as Exhibit C relating to sales and certain other dispositions of shares of Parent Common Stock or certain other securities after the Closing (the “Lock-up Agreements”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Structure of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Corporation”).

(b) The Parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement as long as any such alternative structure does not (i) impose any material delay on, or condition to, the consummation of the Merger, (ii) cause any condition set forth in Article VI, Article VII and Article VIII to not be capable of being satisfied (unless duly waived by the Party entitled to the benefits thereof) or (iii) adversely affect any of the Parties or either of the Parties’ stockholders or shareholders (as applicable).

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Cayman Law. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

Section 1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI, Article VII and Article VIII of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VI, Article VII and Article VIII to be satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing, provided that if all the conditions set forth in Article VI, Article VII and Article VIII shall not have been satisfied or waived on such date, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by filing the Plan of Merger (together with the documentation set forth on Part 1.3 of the Company Disclosure Schedule, the “Cayman Merger Documents”) with, and obtaining approval from, the Cayman Registrar of Companies in accordance with Cayman Law.

The Merger shall become effective at the time of the registration of such Plan of Merger by the Cayman Registrar of Companies or at such later time as may be specified in such Plan of Merger as mutually agreed between Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4 Governing Documents; Directors and Officers. At the Effective Time:

(a) the memorandum and articles of association of the Surviving Corporation shall be in the form appended to the Plan of Merger;

(b) the Certificate of Incorporation of Parent shall be the Certificate of Incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation ; provided, however, that at the Effective Time, Parent shall file an amendment to its Certificate of Incorporation to effect the Reverse Stock Split and the Board Declassification; and

(c) the directors of Parent shall be as set forth in Section 5.14.

Section 1.5 Conversion of Shares and Treatment of Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i) any Company Ordinary Shares or Company Preferred Shares held as treasury shares or held or owned by the Company or, Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Preferred Shares outstanding shall be converted to Company Ordinary Shares, which shall have the right to receive a number of Parent Common Stock equal to the Exchange Ratio and each share of Company Ordinary Shares outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio.

(b) If any shares of Company Ordinary Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted share purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Parent Common Stock issued in exchange for such shares of Company Ordinary Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Notwithstanding any other provision of this Agreement, all fractional shares of Parent Common Stock that a holder of Company Common Stock converted pursuant to the Merger would otherwise be entitled to receive will be aggregated and then, if a fractional share of Parent Common Stock results from that aggregation, be rounded up to the nearest whole share of Parent Common Stock.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plans shall be exchanged for options to purchase Parent Common Stock in accordance with Section 5.5(a).

(e) Each ordinary share, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable ordinary share, $0.01 par value per share, of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Share Capital or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Ordinary Shares, Company Preferred Shares and Company Options the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Ordinary Shares and Company Preferred Shares outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Ordinary Shares or Company Preferred Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Ordinary Shares or Company Preferred Shares outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(a)) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.7.

Section 1.7 Exchange and Payment.

(a) Prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Ordinary Shares pursuant to this Section 1.7. The shares of Parent Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly, and in any event within three Business Days, after the Effective Time, the Parties shall cause the Exchange Agent to issue and deliver to each holder of uncertificated Company Ordinary Shares represented by book entry (“Book Entry Shares.”) that number of shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 1.5 and any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled.

(c) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article I shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 1.5(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 1.5(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 1.5(b) payable with respect to such whole shares of Parent Common Stock.

(d) Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Share Capital immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Article I, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Legal Requirement with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid. Prior to making any deduction or withholding pursuant to this Section 1.7(d), the Parent or the Merger Sub shall use reasonable efforts to provide reasonable advance written notice to the Company of the amounts subject to deduction or withholding and a reasonable opportunity to provide forms or other evidence that would reduce or exempt such amounts from such deduction or withholding. The Parties agree to cooperate to minimize the amount of any withholding pursuant to this Section 1.7(d).

(e) No Party shall be liable to any holder of any Book Entry Shares or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Share Capital that are outstanding immediately prior to the Effective Time and which are held by shareholders who have indicated by way of written objection (pursuant to section 238(2) of Cayman Law) the desire to dissent with respect to such shares of Company Share Capital (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Share Capital held by them in accordance with Cayman Law, unless and until such shareholders fail to elect to dissent by way of a written notice (pursuant to section 238(5) of Cayman Law) or effectively withdraw or otherwise lose their appraisal rights under Cayman Law. All Dissenting Shares held by shareholders who shall have failed to elect to dissent by way of a written notice (pursuant to section 238(5) of Cayman Law) or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Share Capital under Cayman Law shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Parent prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands or in connection with Section 238 of Cayman Law, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers). In the event that any written objections are served by the dissenting shareholders to the Company pursuant to Section 238(2) of Cayman Law, the Company shall serve written notice of the authorization of the Merger (in form and substance reasonably acceptable to Parent) to such dissenting shareholders pursuant to Section 238(4) of Cayman Law within twenty (20) days of the approval of the Merger by the shareholders of the Company. Except with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of each of the Surviving Corporation and Parent shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 1.10 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.11 Determination of Net Cash.

(a) Not less than ten days prior to the Closing (the “Determination Date”), Parent will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash (as determined in accordance with the definition of Net Cash) (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of the projected Closing Date, prepared and certified by the Vice President-Finance of Parent. If the Closing does not occur within 15 days from the Delivery Date, then an updated Net Cash Schedule shall be delivered to the Company in accordance with this Section 1.11. Parent shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule.

(b) Within five days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions.

(c) If, on or prior to the Response Date, (i) the Company notifies Parent in writing that it has no objections to the Net Cash Calculation set forth in the Net Cash Schedule or (ii) the Company fails to deliver a Dispute Notice as provided in Section 1.11(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Net Cash or any component thereof pursuant to Section 1.11(d) within two Business Days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor jointly selected by Parent and the Company. If the parties are unable to select an independent auditor within five days, then either Parent or Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). The parties shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and all other items reasonably requested by the Accounting Firm in connection with resolving the disputed items, and shall use commercially reasonable efforts to cause the Accounting Firm to make its determination as promptly as practicable, but in any event, within fifteen days of accepting its selection. The Company and Parent will provide the Accounting Firm a statement of its position as to the amount for each disputed item within five Business Days of the selection of the Accounting Firm. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company (absent manifest error) and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, and the applicable Exchange Ratio. If at any time Parent and the Company resolve the disputed items, then, notwithstanding the preceding provisions of this Section 1.11(e), the Accounting Firm’s involvement promptly will be discontinued and the Net Cash Calculation will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes under this Agreement, except in the case of intentional or willful misrepresentation or manifest error. The costs and expenses of the Accounting Firm shall be borne equally by Parent and the Company, and, notwithstanding the foregoing, such portion of the costs and expenses of the Accounting Firm borne by Parent and any fees, costs or expenses incurred by the Parent following the Determination Date in connection with the procedures set forth in this Section 1.11(e) shall be deducted from the final determination of the amount of Net Cash.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, as of the date of this Agreement and the Closing Date, to Parent and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock or share capital of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) The Company and each Subsidiary of the Company is a company or corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c) The Company and each Subsidiary of the Company is qualified to do business as a foreign company or corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.2 Governing Documents; Charters and Codes of Conduct. The Company has delivered to Parent accurate and complete copies of the memorandum and articles of association, charter, bylaws and other organizational documents, including all currently effective amendments thereto, for the Company and each of its Subsidiaries. Part 2.2 of the Company

Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s and its Subsidiaries’ boards of directors; and (b) any code of conduct or similar policy adopted by the Company, Subsidiaries of the Company, or by their respective boards of directors, or any committees of their respective boards of directors. Neither the Company nor any Subsidiary of the Company has taken any action in breach or violation of any of the provisions of its memorandum and articles of association, charters, bylaws or other organizational documents nor is in breach or violation of any of the material provisions of their respective memorandum and articles of association, charters, bylaws or other organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.3 Capitalization, Etc.

(a) The authorized share capital of the Company is $50,000, consisting of (i) 4,000,000 Company Ordinary Shares, par value $0.01 per share, of which 89,199 shares are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 Company Preferred Shares, par value $0.01 per share, of which 255,647 have been issued and are outstanding as of the date of this Agreement. Part 2.3(a) of the Company Disclosure Schedule sets forth the capitalization of the Company as of the date of this Agreement, including the number of shares of the following: (i) issued and outstanding Company Ordinary Shares; (ii) unvested Company Ordinary Shares and (iii) each series of Company Preferred Shares. The Company does not hold any shares of its share capital as treasury shares. All of the outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding Company Ordinary Shares or Company Preferred Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right that has not been waived by the relevant shareholder(s) thereof and none of the outstanding Company Ordinary Shares or Company Preferred Shares is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Ordinary Shares or Company Preferred Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Ordinary Shares or other securities. Part 2.3(a) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to Company Ordinary Shares (including shares issued pursuant to the exercise of share options) and Company Preferred Shares, and specifies, with respect to such repurchase rights, each holder of Company Ordinary Shares or Company Preferred Shares, the date of purchase of such Company Ordinary Shares or Company Preferred Shares, the number of Company Ordinary Shares or Company Preferred Shares subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Company Ordinary Shares or Company Preferred Shares filed an election under Section 83(b) of the Code with respect to such Company Ordinary Shares or Company Preferred Shares within 30 days of purchase. Each share of Company Preferred Shares is convertible into one share of Company Ordinary Shares (and shall be so converted prior to the Effective Time). The Company has never issued certificates representing any shares of Company Ordinary Shares or Company Preferred Shares and all shares of Company Share Capital are uncertificated.

(b) Except for the Company share option plans identified in Part 2.3(b) of the Company Disclosure Schedule (the “Company Share Option Plans”), the Company does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the option holder; (ii) the number Company Ordinary Shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Company Option expires; and (vii) whether such Company Option is an “incentive share option” (as defined in the Code) or a non-qualified share option. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted share options, and the forms of all share option agreements evidencing such options.

(c) Except for the outstanding Company Options or as set forth on Part 2.3(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or share capital or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or share capital or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share capital or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of share capital or other securities of the Company. There are no outstanding or authorized share appreciation, phantom share, profit participation or other similar rights with respect to the Company.

(d) All outstanding Company Ordinary Shares, Company Preferred Shares, options, warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 2.4 Financial Statements.

(a) Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheet at December 31, 2016, and the Company’s audited statements of operations, cash flow and shareholders’ equity for the years ended December 31, 2016 and 2015 and the notes thereto and (ii) the Company’s unaudited consolidated balance sheet as of June 30, 2017 (the “Company Most Recent Balance Sheet”), together with the related unaudited statements of operations, cash flow and shareholders’ equity for the six-month period then ended, and any notes thereto (collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company and each Subsidiary of the Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since the date of the Company’s formation (which was on July 14, 2015), the Company has not identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 2.5 Absence of Changes. Since December 31, 2016, there has not been any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. After December 31, 2016 and on or before the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company or any Subsidiary of the Company (whether or not covered by insurance);

(b) neither the Company nor any Subsidiary of the Company has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or share capital or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or share capital or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(c) neither the Company nor any Subsidiary of the Company has sold, issued or granted, or authorized the issuance of: (i) any capital stock or share capital or other security (except for Company Ordinary Shares issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or share capital or any other security (except for Company Options identified in Part 2.3(b) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or share capital or other security except for the repurchase or reacquisition of shares pursuant to the Company’s rights arising upon an individual’s termination as an employee, director or consultant;

(d) there has been no amendment to the memorandum and articles of association, charters, bylaws or other organizational documents of the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock or share split, reverse stock or share split or similar transaction;

(e) neither the Company nor any Subsidiary of the Company has amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any Company Share Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted share purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or share);

(f) neither the Company nor any Subsidiary of the Company has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) neither the Company nor any Subsidiary of the Company has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h) neither Company nor any Subsidiary of the Company has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i) neither the Company nor any Subsidiary of the Company has changed any of its accounting methods, principles or practices;

(j) neither the Company nor any Subsidiary of the Company has changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns, entered into any closing agreement with respect to any Tax, settled or compromised any claim, audit or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) neither the Company nor any Subsidiary of the Company has commenced or settled any Legal Proceeding;

(l) neither the Company nor any Subsidiary of the Company has entered into any material transaction outside the Ordinary Course of Business;

(m) neither the Company nor any Subsidiary of the Company has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(n) there has been no entry into, amendment or termination of any Company Material Contract; and

(o) neither the Company nor any Subsidiary of the Company has negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(m)” above (other than negotiations between the Parties to enter into this Agreement).

Section 2.6 Title to Assets. The Company and each Subsidiary of the Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the

Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet at December 31, 2016; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries taken as a whole; and (c) liens described in Part 2.6 of the Company Disclosure Schedule.

Section 2.7 Real Property; Leasehold. Neither the Company nor any Subsidiary of the Company owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule (a) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (b) in respect of which the Company or such applicable Subsidiary is not in default.

Section 2.8 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by the Company and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by and material to the Company or any Subsidiary of the Company (the “Company Intellectual Property”) that conveys an exclusive license or is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or (ii) any license, sublicense or other agreement to which the Company or any Subsidiary of the Company is a party and pursuant to which the Company or any Subsidiary of the Company is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Company Third Party Intellectual Property”). The execution and delivery of this Agreement by the Company and the Closing will not, as a result of any Company Contract, result in Parent, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c) Part 2.8(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by the Company or any Subsidiary of the Company. Part 2.8(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the business of the Company and its Subsidiaries as currently conducted, licensed to the Company or any Subsidiary of the Company. Subject to the limitations therein, Parts 2.9(j) and (k) of the Company Disclosure Schedule set forth complete and accurate lists of licenses in respect of Company Third Party Intellectual Property and Company Intellectual Property, respectively.

(d) All items of Intellectual Property set forth in Part 2.8(c)(i) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and to the Company’s Knowledge, all such rights are valid and enforceable. To the Company’s Knowledge all items of Intellectual Property set forth in Part 2.8(c)(ii) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable. To the Company’s Knowledge, the Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since the date of the Company’s formation, neither the Company nor any Subsidiary of the Company has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) All former and current employees, consultants and contractors of the Company or its Subsidiaries who contribute or have contributed to the creation of any Company Intellectual Property have executed written instruments that assign to the Company or the relevant Subsidiary all right, title and interest in and to any such Company Intellectual Property, subject to any retained rights therein or encumbrances thereon set forth in any applicable Company Contracts under which such Company Intellectual Property was created.

(g) The Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since its date of formation, has been in compliance in all material respects with all applicable Legal Requirements, including laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since the date of the Company’s formation, there have been no written allegations or claims received by the Company or any Subsidiary of the Company from any Governmental Body or any person of a breach of any such laws, policies or obligations. To the Company’s Knowledge, since the date of the Company’s formation, there have been no material losses or thefts of any such information.

Section 2.9 Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies, except for Company Contracts set forth in Part 2.13 of the Company Disclosure Schedule:

(a) each Company Contract relating to the retention of, or the performance of services by, any individual consultant or independent contractor, not terminable by the Company or its Subsidiaries on 90 or fewer days’ notice without liability;

(b) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company, its Subsidiaries or any of its or their officers or directors;

(c) each Company Contract containing (i) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on the Company or its applicable Subsidiary;

(d) each Company Contract relating to capital expenditures and involving obligations by the Company or its Subsidiaries after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(e) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Company Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of the Company or any Subsidiary of the Company or any loans or debt obligations with officers or directors of the Company;

(g) each Company Contract involving payment or receipt by the Company or any of its Subsidiaries in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company;

(h) each Company Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which the Company or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Subsidiary of the Company or (ii) any Contract to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell or commercialize any Company products or service except agreements with sales representatives in the Ordinary Course of Business;

(i) each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(j) each Company Contract under which the Company or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Company Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $15,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements);

(k) each Company Contract under which the Company or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any Company Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(l) any other Company Contract (i) which involves payment or receipt by the Company or its Subsidiaries under any such Contract of $150,000 or more in the aggregate or obligations after the date of this Agreement in excess of $150,000 in the aggregate or (ii) that is material to the business or operations of the Company and its Subsidiaries.

The Company has delivered to Parent accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts (as defined below), including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company has, nor to the Company’s Knowledge, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above or any Company Contract listed in Part 2.13 of the Company Disclosure Schedule (any such Contract, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of termination or cancellation under any Company Material Contract.

Section 2.10 Liabilities. Neither the Company nor any Subsidiary of the Company has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Most Recent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Most Recent Balance Sheet in the Ordinary Course of Business and which are not individually or in the aggregate material; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof); and (d) Liabilities described in Part 2.10 of the Company Disclosure Schedule.

Section 2.11 Compliance; Permits; Restrictions.

(a) The Company and each Subsidiary of the Company is and, since the date of the Company’s formation, has been in compliance with all Legal Requirements applicable to the Company or any Subsidiary of the Company, and, since the date of the Company’s formation, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

(b) Each of the current product candidates of the Company or any Subsidiary of the Company (the “Company Products”) is being, and at all times has been, developed, tested, manufactured, distributed, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”), including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c) Neither the Company, any Subsidiary of the Company, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has, at any time since the date of the Company’s formation, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since the date of the Company’s formation, neither the Company nor any Subsidiary of the Company nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d) To the Company’s Knowledge, the clinical trials conducted by or on behalf of the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside of the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in the Public Health Service Act (including section 402(j)), the Federal Food, Drug, and Cosmetic Act, and applicable FDA regulations set forth at 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application). Neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any entity conducting clinical trials on behalf of the Company or its Subsidiaries, has used any clinical investigator who has been disqualified or who has been the subject of disqualification proceedings pursuant to 21 C.F.R. §314.70 or similar regulations.

(e) Neither the Company nor any Subsidiary of the Company is subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(f) Neither the Company, any Subsidiary of the Company, nor, to the Company’s Knowledge, any employee of the Company or any Subsidiary of the Company, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirements, nor has the Company, any Subsidiary of the Company or, to the Company’s Knowledge, any employee of the Company or any Subsidiary of the Company, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 2.12 Tax Matters.

(a) The Company and each of its Subsidiaries (i) has filed all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, the Company makes no representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by the Company or any of its Subsidiaries for any federal, state or other Tax purposes, or (B) any limitation on use by the Company or any of its Subsidiaries of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws, (ii) has timely paid all material Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on the Company’s audited consolidated balance sheet at December 31, 2016, for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries. Since December 31, 2016, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding.

(c) The Company and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited consolidated balance sheet, in accordance with GAAP) on any of the assets of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with the Company or any of its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated U.S. federal income Tax Return. Neither the Company nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person (other than Taxes of the Company and its Subsidiaries, and other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns).

(f) The Company has delivered or made available to Parent complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of the Company and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries (and predecessors of each), with respect to U.S. federal income Tax and all other material Taxes.

(g) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law.

(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code (and any analogous provision of state, local or foreign law) that is currently in effect.

(l) Neither the Company nor any of its Subsidiaries has ever had any permanent establishment or other fixed place of business in, or been a resident of, any country other than in its country of formation. The Company and each of its Subsidiaries are and have at all times been resident for Tax purposes in their country of incorporation or formation and are not and have not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double Taxation).

(m) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(n) No written notice of a claim or pending investigation has ever been received by the Company or any of its Subsidiaries from any Taxing authority in any jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes asserting that the Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction.

(o) The Company and each of its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions pursuant to this Agreement.

(p) The Company and each of its Subsidiaries are treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Neither the Company nor any of its Subsidiaries (i) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) is treated as a U.S. corporation under Section 7874(b) of the Code, and (iii) has elected under Code Section 897(i) to be treated as a domestic corporation.

Section 2.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company and Company Subsidiary employees is terminable by the Company or the applicable Subsidiary of the Company at will and, except as set forth in Part 2.13(a) of the Company Disclosure Schedule, no employees are subject to any contract with the Company, except with respect to noncompetition, confidentiality and assignment of inventions. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) Part 2.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the current employees of the Company describing for each employee the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, bonus potential, status (i.e. active or inactive and if inactive the type of leave and estimated duration), and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated herein. Part 2.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all the current material independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.

(c) To the Knowledge of the Company, no officer or Key Employee of the Company or any Subsidiary of the Company has threatened or expressed in writing any intention to terminate his or her employment.

(d) Neither the Company nor any Subsidiary of the Company is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company or any Subsidiary of the Company.

(e) No labor dispute, walk out, strike, hand billing, picketing of any nature, or work stoppage or any other concerted interference with normal operations involving the employees of the Company or any Subsidiary has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the three (3) years prior to the date hereof.

(f) Part 2.13(f) of the Company Disclosure Schedule lists all material written (and describes all material non-written) employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, with or for the benefit of any present or former employee or director of the Company or any subsidiary which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, or any subsidiary, or under which the Company or any ERISA Affiliate has any current or contingent liability (each, a “Company Employee Plan”).

(g) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualified status, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(h) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) No Company Employee Plan nor any employee benefit plan maintained, contributed to, or required to be contributed to by any ERISA Affiliate or subsidiary of the Company (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability that has not been paid in full with respect to, any such plan or (ii) is a Multiemployer Plan, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability with to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(j) No Company Employee Plan provides for medical or any other non-pension benefits beyond termination of service or retirement, other than pursuant to COBRA or an analogous state law requirement and the Company has never promised to provide such post-termination benefits.

(k) With respect to Company Options granted pursuant to any Company Share Option Plans, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant

Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Company Option grant was made in accordance with the terms of any Company Share Option Plans and all other applicable Legal Requirements, (iii) the per share exercise price of each Company Option was equal to or greater than the fair market value of a Company Ordinary Shares on the applicable Grant Date determined in a manner consistent with Section 409A of the Code, and (iv) each such Company Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(l) Except as set forth on Part 2.13(l) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer. Neither the Company nor any Subsidiary of the Company is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of the Company, no payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company or any Subsidiary of the Company, including the grant, vesting or exercise of any share option, would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(n) The Company and each Subsidiary of the Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of the Company are currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any governmental authority. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices. The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986.

(o) There are no pending or threatened claims or actions against the Company, any Subsidiary of the Company, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(p) Part 2.13(p) of the Company Disclosure Schedule lists all liabilities of the Company and its Subsidiaries to any employee that result from the termination by the Company or any Subsidiary of the Company of such employee’s employment or provision of services, a change of control of the Company or any Subsidiary of the Company, or a combination thereof. Neither the Company nor any Subsidiary of the Company has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(q) Neither the Company nor any Subsidiary of the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) Neither the Company nor any Subsidiary of the Company is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(s) There is no contract, agreement, plan or arrangement to which Company or any ERISA Affiliate is a party or by which it is bound to compensate any employee for Taxes paid pursuant to Sections 4999 or 409A of the Code.

Section 2.14 Environmental Matters. The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received since the date of the Company’s formation any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary of the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received since the date of the Company’s formation any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property; and (b) it has no material liability under any Environmental Law.

Section 2.15 Insurance.

(a) The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date of the Company’s formation, neither the Company nor any Subsidiary of the Company has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Subsidiary of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Subsidiary of the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

(b) The Company has delivered to Parent accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each of its Subsidiaries as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.15(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each of its Subsidiaries with respect to the Existing Company D&O Policies.

Section 2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any Subsidiary of the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.16 of the Company Disclosure Schedule, the Company has provided Parent or its counsel all pleadings related to such Legal Proceeding. The Company has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Subsidiary of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Subsidiary of the Company or to any material assets owned or used by the Company or any Subsidiary of the Company.

Section 2.17 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has: (a) determined that the Merger is in the best commercial interests of the Company; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended the approval of this Agreement by the holders of Company Ordinary Shares and Company Preferred Shares and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders in connection with the solicitation of the Company Shareholder Approval (as defined below). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.18 Intentionally Omitted.

Section 2.19 Vote Required. The affirmative vote (or action by written consent) (the “Company Shareholder Approval”) of (a) either (i) the holders of two-thirds of the shares of Company Share Capital outstanding acting at any general meeting or class meeting of the Company or (ii) the holders of all of the shares of Company Share Capital outstanding acting by written consent and (b) the holders of a majority of the outstanding shares of each series of Company Preferred Shares (the “Required Company Stockholder Vote”), is the only vote or consent of the holders of any class or series of Company Share Capital necessary to adopt or approve this Agreement and approve the Merger and the other Contemplated Transactions and the matters set forth in Section 5.2(a) of this Agreement.

Section 2.20 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the memorandum and articles of association, charter, bylaws or other organizational document of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Shareholder

Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.20(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.20(b) having been made, conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.20(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Part 2.20(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any Company license or Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound required to be obtained in connection with the consummation of the Contemplated Transactions, and the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) the approval of the Board of Directors of the Company to the Contemplated Transactions and the Plan of Merger, (ii) obtaining the Company Stockholder Approval, (iii) the filing of the Plan of Merger (together with the Cayman Merger Documents set forth in Part 1.3 of the Company Disclosure Schedule) with the Cayman Registrar of Companies and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iv) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 2.21 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

Section 2.22 Accredited Investor Status. Prior to the date of this Agreement each holder of Company Ordinary Shares and Company Preferred Shares has previously represented to the Company that he, she or it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 2.23 Disclosure. The information supplied by the Company and each of its Subsidiaries for inclusion in the Proxy Statement (including any Company Public Company Financials) will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows, except as set forth in (x) the Parent SEC Documents filed prior to the date hereof or (y) the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any part or subpart of the Parent Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Parent Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material (including for purposes of federal and state securities laws), has resulted in or would reasonably be expected to result in a Parent Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 3.1 Subsidiaries; Due Organization; Etc.

(a) Parent has no Subsidiaries, except for Merger Sub and the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule; and neither Parent nor any Subsidiary of Parent identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule. Parent has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Parent, Merger Sub and each other Subsidiary of Parent is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c) Parent, Merger Sub and each other Subsidiary of Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2 Governing Documents; Charters and Codes of Conduct. Parent has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws, memorandum and articles of association and other charter and organizational documents, including all currently effective amendments thereto, for Parent and each of its Subsidiaries. Part 3.2 of the Parent Disclosure Schedule lists, and Parent has delivered to the Company, accurate and complete copies of: (a) the charters of all committees of Parent’s and its Subsidiaries’ boards of directors; and (b) any code of conduct or similar policy adopted by Parent, Subsidiaries of Parent, or by their respective boards of directors, or any committees of their respective boards of directors. Neither Parent nor any Subsidiary of Parent has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws, memorandum and articles of association or other charter and organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws, memorandum and articles of association or other charter and organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of (i) One Hundred Twenty Million (120,000,000) shares of Parent Common Stock, par value $0.001 per share, of which Twenty Seven Million Ten Thousand Two Hundred Two (27,010,202) shares have been issued and are outstanding as of this Agreement and (ii) Five Million (5,000,000) shares of undesignated Parent Preferred Stock, par value $0.001 per share of which no shares have been issued and are outstanding. Parent does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Part 3.3(a) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options), and specifies, with respect to such repurchase rights, each holder of Parent Common Stock, the date of purchase of such Parent Common Stock, the number of shares of Parent Common Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Parent Common Stock filed an election under Section 83(b) of the Code with respect to such Parent Common Stock within 30 days of purchase.

(b) Except for the 2004 stock option and incentive plan, the 2014 stock option and incentive plan, as amended and the employee stock purchase plan (collectively, the “Parent Stock Plans”), Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the option holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option; (iii) the exercise price of such Parent Option; (iv) the date on which such Parent Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Parent Option expires; and (vii) whether such Parent Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c) Part 3.3(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent RSU outstanding as of the date of this Agreement: (i) the name of the holder of the Parent RSU; (ii) the number of shares of Parent Common Stock subject to such Parent RSU; (iii) the date on which such Parent RSU was granted; and (iv) the applicable vesting schedule. Parent has made available to the Company accurate and complete copies of all equity incentive plans pursuant to which Parent has ever granted restricted stock units, and the forms of all restricted stock unit award agreements evidencing such restricted stock units.

(d) Part 3.3(d) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Warrant outstanding as of the date of this Agreement: (i) the name of the warrant holder; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant; (iii) the exercise price of such Parent Warrant; (iv) the date on which such Parent Warrant was granted; and (v) the date on which such Parent Warrant expires. Parent has delivered to the Company accurate and complete copies of all Parent Warrants.

(e) Except for the outstanding Parent Options, Parent RSUs, Parent Warrants or as set forth on Part 3.3(e) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(f) All outstanding shares of Parent Common Stock and options, restricted stock units, warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 3.4 SEC Filings; Financial Statements.

(a) All material documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the registration statements, proxy statements, Certifications (as defined below) and other documents filed by Parent with the SEC since January 1, 2014 (the “Parent SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Legal Requirements.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(c) Parent’s auditor has at all times since January 1, 2016 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) From January 1, 2016, through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the NASDAQ Global Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

(e) Parent and each Subsidiary of Parent internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) Since January 1, 2014, Parent has not identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 3.5 Absence of Changes. Since December 31, 2016, there has not been any Parent Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. After December 31, 2016 and on or before the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Parent or any Subsidiary of Parent (whether or not covered by insurance);

(b) neither Parent nor any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock (other than intercompany transfers or dividends paid or payable to Parent by its

Subsidiaries); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Parent or any of its Subsidiaries;

(c) neither Parent nor any of its Subsidiaries has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options and vesting of restricted stock units); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options identified in Part 3.3(b) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to Parent rights arising upon an individual’s termination as an employee, director or consultant;

(d) there has been no amendment to the certificate of incorporation, bylaws, memorandum and articles of association or other charter or organizational documents of Parent or any Subsidiary of Parent and neither Parent nor any Subsidiary of Parent has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) neither Parent nor any of its Subsidiaries has amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Parent Stock Plans; (ii) any Parent Option or any Contract evidencing or relating to any Parent Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) neither Parent nor any Subsidiary of Parent has formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(g) neither Parent nor any Subsidiary of Parent has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h) neither Parent nor any Subsidiary of Parent has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Parent Employee Plan; (ii) caused or permitted any Parent Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i) neither Parent nor any Subsidiary of Parent has changed any of its accounting methods, principles or practices;

(j) neither Parent nor any Subsidiary of Parent changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns, entered into any closing agreement with respect to any Tax, settled or compromised any claim, audit or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) neither Parent nor any Subsidiary of Parent has commenced or settled any Legal Proceeding;

(l) neither Parent nor any Subsidiary of Parent has entered into any material transaction outside the Ordinary Course of Business;

(m) neither Parent nor any Subsidiary of Parent has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(n) there has been no entry into, amendment or termination of any Parent Material Contract; and

(o) neither Parent nor any Subsidiary of Parent has negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(m)” above (other than negotiations between the Parties to enter into this Agreement).

Section 3.6 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Parent or a Parent Subsidiary free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet at December 31, 2016; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries, taken as a whole; and (c) liens described in Part 3.6 of the Parent Disclosure Schedule.

Section 3.7 Real Property; Leasehold. Neither Parent nor any Subsidiary of Parent owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Parent Disclosure Schedule (a) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (b) in respect of which Parent or such applicable Subsidiary is not in default.

Section 3.8 Intellectual Property.

(a) To Parent’s Knowledge, Parent and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property used in the business of Parent and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) The execution and delivery of this Agreement by Parent and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by and material to Parent or any Subsidiary of Parent (the “Parent Intellectual Property”) that conveys an exclusive license or is otherwise material to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted or (ii) any license, sublicense or other agreement to which Parent or any Subsidiary of Parent is a party and pursuant to which Parent or any Subsidiary of Parent is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Parent Third Party Intellectual Property”). The execution and delivery of this Agreement by Parent and the Closing will not, as a result of any Parent Contract, result in Parent, the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c) Part 3.8(c)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by Parent or any Subsidiary of Parent. Part 3.8(c)(ii) of the Parent Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the business of Parent and its Subsidiaries as currently conducted, licensed to Parent or any Subsidiary of Parent. Subject to the limitations therein, Parts 3.9(j) and (k) of the Parent Disclosure Schedule set forth complete and accurate lists of licenses in respect of Parent Third Party Intellectual Property and Parent Intellectual Property, respectively.

(d) All items of Intellectual Property set forth in Part 3.8(c)(i) of the Parent Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and to Parent’s Knowledge, all such rights are valid and enforceable. To Parent’s Knowledge all items of Intellectual Property set forth in Part 3.8(c)(ii) of the Parent Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable. To Parent’s Knowledge, Parent and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Parent Intellectual Property of a nature that Parent intends to keep confidential. To Parent’s Knowledge, no third party is infringing, violating or misappropriating any of Parent Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

(e) To Parent’s Knowledge, the conduct of the business of Parent and its Subsidiaries as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2014, neither Parent nor any Subsidiary of Parent has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) All former and current employees, consultants and contractors of Parent or its Subsidiaries who contribute or have contributed to the creation of any Parent Intellectual Property have executed written instruments that assign to Parent or the relevant Subsidiary all right, title and interest in and to any such Parent Intellectual Property, subject to any retained rights therein or encumbrances thereon set forth in any applicable Parent Contracts under which such Parent Intellectual Property was created.

(g) Parent’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since January 1, 2014, has been in compliance in all material respects with all applicable Legal Requirements, including laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since January 1, 2014, there have been no written allegations or claims received by Parent or any Subsidiary of Parent from any Governmental Body or any person of a breach of any such laws, policies or obligations. To Parent’s Knowledge, since January 1, 2014, there have been no material losses or thefts of any such information.

Section 3.9 Agreements, Contracts and Commitments. Part 3.9 of the Parent Disclosure Schedule identifies, except for Parent Contracts set forth in Part 3.13 of the Parent Disclosure Schedule:

(a) each Parent Contract relating to the retention of , or the performance of services by, any individual consultant or independent contractor, not terminable by Parent or its Subsidiaries on 90 or fewer days’ notice without liability;

(b) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Parent and any of its officers or directors;

(c) each Parent Contract containing (i) any covenant limiting the freedom of Parent, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on Parent or its applicable Subsidiary;

(d) each Parent Contract relating to capital expenditures and involving obligations by Parent or its Subsidiaries after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(e) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Parent Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of Parent or any Subsidiary of Parent or any loans or debt obligations with officers or directors of Parent;

(g) each Parent Contract involving payment or receipt by Parent or any of its Subsidiaries in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent;

(h) each Parent Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which Parent or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or such Subsidiary of Parent or (ii) any Contract to license any third party to manufacture or produce any Parent product, service or technology or any Contract to sell or commercialize any Parent products or service except agreements with sales representatives in the Ordinary Course of Business;

(i) each Parent Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(j) each Parent Contract under which Parent or any of its Subsidiaries is a licensee of or is otherwise granted by a third party any rights to use any Parent Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $15,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements);

(k) each Parent Contract under which Parent or any of its Subsidiaries is a licensor or otherwise grants to a third party any rights to use any Parent Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(l) any other Parent Contract (i) which involves payment or receipt by Parent or its Subsidiaries under any such Contract of $150,000 or more in the aggregate or obligations after the date of this Agreement in excess of $150,000 in the aggregate or (ii) that is material to the business or operations of Parent and its Subsidiaries.

Parent has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Parent Material Contracts (as defined below), including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any Subsidiary of Parent has, nor to Parent’s Knowledge, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which Parent or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above or any Parent Contract listed in Part 3.13 of the Parent Disclosure Schedule (any such Contract, a “Parent Material Contract”) in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Parent has not received any written notice of termination or cancellation under any Parent Material Contract.

Section 3.10 Liabilities. Neither Parent nor any Subsidiary of Parent has any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of Parent’s unaudited consolidated balance sheet at June 30, 2017; (b) normal and recurring current Liabilities that have been incurred by Parent since the date of Parent’s unaudited consolidated balance sheet at June 30, 2017 in the Ordinary Course of Business that are not individually or in the aggregate material; (c) Liabilities for performance of obligations of Parent or any Subsidiary of Parent under Contracts (other than for breach thereof); and (d) Liabilities described in Part 3.10 of the Parent Disclosure Schedule.

Section 3.11 Compliance; Permits; Restrictions.

(a) Parent and each Subsidiary of Parent is and, since January 1, 2012, has been in compliance with all Legal Requirements applicable to Parent or any Subsidiary of Parent, and, since January 1, 2012, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Each of the current product candidates of Parent or any Subsidiary of Parent (the “Parent Products”) is being, and at all times has been, developed, tested, manufactured, distributed, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, and applicable regulations enforced by the FDA, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c) Neither Parent, any Subsidiary of Parent, nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or distributors has, at any time since January 1, 2012, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2012, neither Parent nor any Subsidiary of Parent nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d) To Parent’s Knowledge, the clinical trials conducted by or on behalf of Parent or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in the Public Health Service Act (including section 402(j)), the Federal Food, Drug, and Cosmetic Act, and applicable FDA regulations set forth at 21 C.F.R. Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application). Neither Parent, its Subsidiaries, nor, to Parent’s Knowledge, any entity conducting clinical trials on behalf of Parent or its Subsidiaries, has used any clinical investigator who has been disqualified or who has been the subject of disqualification proceedings pursuant to 21 C.F.R. §314.70 or similar regulations.

(e) Neither Parent nor any Subsidiary of Parent is subject to any investigation that is pending and of which Parent has been notified in writing or, to Parent’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729) or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(f) Neither Parent, any Subsidiary of Parent, nor, to Parent’s Knowledge, any employee of Parent or any Subsidiary of Parent, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has Parent, any Subsidiary of Parent or, to Parent’s Knowledge, any employee of Parent or any Subsidiary of Parent, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 3.12 Tax Matters.

(a) Parent and each of its Subsidiaries (i) has filed all material Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, neither Parent nor Merger Sub makes any representation regarding (A) the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by Parent or any of its Subsidiaries for any federal, state or other Tax purposes, or (B) any limitation on use by Parent or any of its Subsidiaries of any net operating losses, Tax credit, or charitable contribution carryovers that might apply either before or after the Effective Time under Code Section 382 or any other applicable limitations under any Tax laws, (ii) has timely paid all material Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on Parent’s audited consolidated balance sheet at December 31, 2016, for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries. Since December 31, 2016, neither Parent nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding.

(c) Parent and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet, in accordance with GAAP) on any of the assets of Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with Parent or any of its

Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns). Neither Parent nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is Parent) filing a consolidated U.S. federal income Tax Return. Neither Parent nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person (other than Taxes or Parent and its Subsidiaries and other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns).

(f) Parent has delivered or made available to the Company complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of Parent and each of its Subsidiaries (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Parent and each of its Subsidiaries (and predecessors of each), with respect to U.S. federal income Tax and all other material Taxes.

(g) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) use of an improper method of accounting a taxable period ending on or before the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business or (vi) election by Parent or any of its Subsidiaries under Section 108(i) of the Code.

(i) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations, or any similar provision of state, local, or foreign law.

(j) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Neither Parent nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code (and any analogous provision of state, local or foreign law) that is currently in effect.

(l) Neither Parent nor any of its Subsidiaries has ever had any permanent establishment or other fixed place of business in, or been a resident of, any country other than in its country of formation. Parent and each of its Subsidiaries are and have at all times been resident for Tax purposes in their country of incorporation or formation and are not and have not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double Taxation).

(m) Parent and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(n) No written notice of a claim or pending investigation has ever been received by Parent or any of its Subsidiaries from any Taxing authority in any jurisdiction where either Parent or any of its Subsidiaries does not file Tax Returns or pay Taxes asserting that Parent or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction.

(o) Parent and each of its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions pursuant to this Agreement.

Section 3.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of Parent and Subsidiary of Parent employees is terminable by Parent or the applicable Subsidiary of Parent at will and, except as set forth in Part 3.13(a) of the Parent Disclosure Schedule, no employees are subject to any contract with the Company, except with respect to noncompetition, confidentiality and assignment of inventions. Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Associates to the extent currently effective and material.

(b) Part 3.13(b) of the Parent Disclosure Schedule contains a complete and accurate list of all of the current employees of Parent describing for each employee the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, bonus potential, status (i.e. active or inactive and if inactive the type of leave and estimated duration), and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated herein. Part 3.13(b) of the Parent Disclosure Schedule contains a complete and accurate list of all the current material independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of Parent and classified by Parent as other than employees or compensated other than through wages paid by the Parent through its payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.

(c) To the Knowledge of Parent, no officer or Key Employee of Parent or any Subsidiary of Parent has threatened or expressed in writing any intention to terminate his or her employment.

(d) Neither Parent nor any Subsidiary of Parent is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of Parent or any Subsidiary of Parent.

(e) No labor dispute, walk out, strike, hand billing, picketing of any nature, or work stoppage or any other concerted interference with normal operations involving the employees of Parent or Subsidiary of the Parent has occurred, is in progress or, to the Knowledge of Parent, has been threatened in the three (3) years prior to the date hereof.

(f) Part 3.13(f) of the Parent Disclosure Schedule lists all material written (and describes all material non-written) employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, equity-based, incentive, deferred compensation, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, with or for the benefit of any present or former employee or director of Parent or any Subsidiary which is maintained by, administered or contributed to by, or required to be contributed to by, Parent, or any ERISA Affiliate, or under which Parent or any Subsidiary has any current or contingent liability (each, a “Parent Employee Plan”).

(g) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualified status, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements of such reliance. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(h) Each Parent Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) No Parent Employee Plan nor any employee benefit plan maintained, contributed to, or required to be contributed to by an ERISA Affiliate or Subsidiary of Parent (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Parent nor any Subsidiary of Parent or ERISA Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability that has not been paid in full with respect to, any such plan or (ii) is a Multiemployer Plan, and neither Parent nor any Subsidiary of Parent or ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability with respect to any Multiemployer Plan. No Parent Employee Plan is a Multiple Employer Plan.

(j) No Parent Employee Plan provides for medical or any other non-pension benefits beyond termination of service or retirement, other than pursuant to COBRA or an analogous state law requirement and Parent has never promised to provide such post-termination benefits.

(k) With respect to Parent Options granted pursuant to the Parent Stock Plans, (i) each grant of a Parent Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of Parent (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Parent Option grant was made in accordance with the terms of the Parent Stock Plans and all other applicable Legal Requirements, including the rules of the NASDAQ Global Market and any other exchange on which Parent securities are traded, (iii) the per share exercise price of each Parent Option was equal to the fair market value of a share of Parent Common Stock on the applicable Grant Date and i) each such Parent Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in Parent filings with the SEC in accordance with the Exchange Act and all other applicable Legal Requirements.

(l) Except as set forth on Part 3.13(l) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer. Neither Parent nor any Subsidiary of Parent is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of Parent, no payment pursuant to any Parent Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to Parent or any Subsidiary of Parent, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(n) Parent and each Subsidiary of Parent is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against Parent in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of Parent are currently being audited or investigated, or to the knowledge of Parent, subject to imminent audit or investigation by any governmental authority. Neither Parent nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices. Parent is in compliance with the requirements of the Immigration Reform Control Act of 1986.

(o) There are no pending or threatened claims or actions against Parent, any Subsidiary of Parent, any Parent trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.

(p) Part 3.13(p) of the Parent Disclosure Schedule lists all liabilities of Parent and its Subsidiaries to any employee that result from the termination by Parent or any Subsidiary of Parent of such employee’s employment or provision of services, a change of control of Parent or any Subsidiary of Parent, or a combination thereof. Neither Parent nor any Subsidiary of Parent has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(q) Neither Parent nor any Subsidiary of Parent has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) Neither Parent nor its Subsidiaries has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(s) There is no contract, agreement, plan or arrangement to which Parent or any ERISA Affiliate is a party or by which it is bound to compensate any employee for Taxes paid pursuant to Sections 4999 or 409A of the Code.

Section 3.14 Environmental Matters. Parent and each Subsidiary of Parent is in compliance with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent has received since January 1, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent or any Subsidiary of Parent is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s compliance with any Environmental Law in the future. To the Knowledge of Parent: (a) no current or prior owner of any property leased or controlled by Parent has received since January 1, 2014 any written notice or other communication relating to property owned or leased at any time by Parent, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in compliance with or violated any Environmental Law relating to such property; and (b) it has no material liability under any Environmental Law.

Section 3.15 Insurance.

(a) Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each Subsidiary of Parent. Each of such insurance policies is in full force and effect and Parent and each Subsidiary of Parent are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither Parent nor any Subsidiary of Parent has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Parent or any Subsidiary of Parent. All information provided to insurance carriers (in applications and otherwise) on behalf of Parent and each of its Subsidiaries was, as of the date of such provision, accurate and complete in all material respects. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Parent or any Subsidiary of Parent, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any Subsidiary of Parent of its intent to do so.

(b) Parent has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Parent and each of its Subsidiaries as of the date of this Agreement (the “Existing Parent D&O Policies”). Part 3.15(b) of the Parent Disclosure Schedule accurately sets forth the most recent annual premiums paid by Parent with respect to the Existing Parent D&O Policies.

Section 3.16 Transactions with Affiliates. Since the date of Parent’s last proxy statement filed in 2017 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the Parent Disclosure Schedule, Parent has provided the Company or its counsel all pleadings related to such Legal Proceeding. Parent has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Parent or any Subsidiary of Parent, or any of the assets owned or used by Parent or any Subsidiary of Parent, is subject. To the Knowledge of Parent, no officer or other Key Employee of Parent or any Subsidiary of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any Subsidiary of Parent or to any material assets owned or used by Parent or any Subsidiary of Parent.

Section 3.18 Authority; Binding Nature of Agreement. Parent and each of its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Parent and Merger Sub has: (a) determined that the Merger is fair to, advisable and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) in the case of Parent, recommended the adoption and approval of this Agreement by the holders of Parent Common Stock and directed that this Agreement and the issuance of shares of Parent Common Stock in the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of Parent or Merger Sub (as applicable), enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.19 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Parent and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or any other similar provision under Cayman Law) are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state or foreign takeover statute or similar state or foreign Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.20 Vote Required. The affirmative vote (the “Parent Stockholder Approval”) of the holders of a majority of the shares of Parent Common Stock outstanding is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock in the Merger (the “Required Parent Stockholder Vote”).

Section 3.21 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the consummation by Parent of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Parent or of the memorandum and articles of association, charter, bylaws, or other organizational document of any Subsidiary of Parent, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Encumbrances on Parent’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Parent Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.21(b) having been made, conflict with or violate any Legal Requirement applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.21(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect. Part 3.21(a) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any Parent license or Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound required to be obtained in connection with the consummation of the Contemplated Transactions, the absence of which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Contemplated Transactions, except for (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which Parent is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

Section 3.22 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

Section 3.23 Disclosure. The information supplied by Parent and each of its Subsidiaries for inclusion in the Proxy Statement (including the consolidated financial statements of Parent contained therein or incorporated by reference to the Parent SEC Documents) will not, as of the date of the Proxy Statement, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 3.24 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will have been duly authorized and will be validly issued, fully paid and non-assessable. The Parent Common Stock that, effective upon Closing, will be issuable upon exercise of Company Options and/or Company Warrants assumed in the Contemplated Transactions, pursuant to Section 5.5 of this Agreement, will have been duly authorized and reserved for issuance.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) any written materials or communications sent by or on behalf of a Party to its stockholders;

(ii) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(iii) any material non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(iv) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

Section 4.2 Operation of Parent’s Business.

(a) Except as set forth on Part 4.2 of the Parent Disclosure Schedule, during the Pre-Closing Period: (i) Parent shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Parent Material Contracts; and (ii) Parent shall promptly notify the Company of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Parent or any Subsidiary of Parent that is commenced, or, to the Knowledge of Parent, threatened in writing against, Parent, any Subsidiary of Parent or (to the Knowledge of Parent) any director, officer or Key Employee of Parent or any Subsidiary of Parent after the date of the Merger Agreement; and (C) any written notice or other written communication from any Person alleging that any payment or other obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to Contracts or dealings in the Ordinary Course of Business.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing, by delivering an updated Parent Disclosure Schedule, of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII and Article VIII impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 8.1.

Section 4.3 Operation of the Company’s Business.

(a) Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Company Material Contracts; and (ii) the Company shall promptly notify Parent of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any Subsidiary of the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company, any Subsidiary of the Company or (to the Knowledge of the Company) any director, officer or Key Employee of the Company or any Subsidiary of the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify Parent in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII and Article VIII impossible or materially less likely. No notification given to Parent pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

Section 4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Parent Disclosure Schedule, (iii) as required by applicable Legal Requirements or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any Subsidiary of Parent to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Parent Common Stock from terminated employees of Parent or its Subsidiaries, and provided that such repurchase is at the lower of the current fair value or the original cost basis for such shares);

(ii) other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for shares of Parent Common Stock issued upon the valid exercise of outstanding Parent Options and vesting of restricted stock units, each of which shall be subject to the adjustments contemplated in the definition of “Fully-Diluted Basis”); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

(iii) amend the certificate of incorporation, bylaws, memorandum and articles of association or other charter or organizational documents of Parent or any Subsidiary of Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi) (A) adopt, establish or enter into any Parent Employee Plan; (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees; (D) accelerate the vesting of any compensation or benefit; (E) hire or promote any employee; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, sell, lease other otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties;

(ix) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(x) change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; other than pursuant to customary indemnifications for Taxes contained in credit or other commercial agreements no principal purpose of which relates to Taxes or Tax Returns enter into any closing agreement with respect to any Tax; settle or compromise any claim, audit or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(xi) enter into, amend or terminate any Parent Material Contract;

(xii) initiate, compromise or settle any Legal Proceeding;

(xiii) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(xiv) agree to take, take or permit any Subsidiary of Parent to take or agree to take, any of the actions specified in clauses (i) through (x) of this Section 4.4(a).

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Legal Requirements or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or share capital; or repurchase, redeem or otherwise reacquire any shares of capital stock or share capital or other securities (except for shares of Company Ordinary Shares from terminated employees of the Company or its Subsidiaries, and provided that such repurchase is at the lower of the current fair value or the original cost basis for such shares);

(ii) amend the memorandum and articles of association, charter, bylaws or other organizational documents of the Company or any Subsidiary of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock or share split, reverse stock or share split or similar transaction, except as related to the Contemplated Transactions;

(iii) other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or share capital or other security (except for Company Ordinary Shares issued upon the valid exercise of outstanding Company Options and vesting of restricted share units, each of which shall be subject to the adjustments contemplated in the definition of “Fully-Diluted Basis”); (B) any option, warrant or right to acquire any capital stock or share capital or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or share capital or other security (other than as permitted by clause (A) above);

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments (excluding any such expenditures or commitments to the extent set forth in the Company’s fiscal 2017 or fiscal 2018 operating budget) in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;;

(vi) (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Parent; (C) pay or establish any bonus or any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) accelerate the vesting of any compensation or benefit; (E) hire or promote any employee; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, sell, lease or otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties;

(ix) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(x) change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; enter into any closing agreement with respect to any Tax; settle or compromise any claim, audit or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes;; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) enter into, amend or terminate any Company Material Contract;

(xii) initiate, compromise or settle any Legal Proceeding;

(xiii) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(xiv) agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (x) of this Section 4.4(b).

Section 4.5 Mutual Non-Solicitation.

(a) No Solicitation by the Company.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article IX, without the prior written consent of Parent, none of the Company, any of its Subsidiaries or any Representative of any of the Company or its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

(ii) For purposes of this Agreement, “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger (including a reverse merger), tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Company or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and (iii) Except as otherwise provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Parent, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation.

(iv) Nothing in this Section 4.5 shall prohibit the Board of Directors of the Company from making any disclosure to the shareholders of the Company, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Legal Requirements.

(b) No Solicitation by Parent.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Article IX, without the prior written consent of Company, none of Parent, its Subsidiaries or any Representative of Parent or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Parent Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Parent Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Merger and issuance of the Parent Common Stock by Parent’s stockholders at the Parent Stockholders’ Meeting, Parent may take the following actions in response to an unsolicited bona fide written Parent Acquisition Proposal received after the date hereof that the Board of Directors of Parent has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Parent Superior Offer: (1) furnish nonpublic information regarding

Parent to the third party making the Parent Acquisition Proposal (a “Parent Qualified Bidder”); and (2) engage in discussions or negotiations with the Parent Qualified Bidder and its representatives with respect to such Parent Acquisition Proposal; provided that (w) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Parent to comply with the terms of this Section 4.5 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Parent contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Parent has not breached this Section 4.5, and (z) the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Parent under applicable Legal Requirements.

(ii) For purposes of this Agreement,

A. “Parent Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger (including a reverse merger), tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Parent or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Parent and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Parent (including securities of Parent currently beneficially owned by such Person); provided, however, that the term “Parent Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

B. “Parent Superior Offer” shall mean an unsolicited bona fide Parent Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Parent Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Parent Acquisition Proposal (including the financing terms and the ability of such third party to finance such Parent Acquisition Proposal), (1) is more favorable from a financial point of view to Parent’s stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such Parent Superior Offer pursuant to and in accordance with Section 4.5(b)(v) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Parent on terms no less favorable to Parent than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Parent nor any committee of the Board of Directors of Parent shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to the Company, the Parent Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Parent Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of the Merger and issuance of the Parent Common Stock by Parent’s stockholders at the Parent Stockholders’ Meeting, Parent receives a Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Parent Superior Offer, and the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that such Parent Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of Parent under applicable Legal Requirements, the Board of Directors of Parent may (i) effect a Parent Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Parent Superior Offer and terminate this Agreement; provided, however that Parent shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless Parent has complied with this Section 4.5 and in advance of or concurrently with such termination Parent pays the fee set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following the Company’s receipt of written notice from Parent that the Board of Directors of Parent and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Parent Acquisition Proposal), and (B) at the end of such period, the Board of Directors of Parent and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with Parent’s outside legal counsel and financial advisors, that such Parent Acquisition Proposal remains a Parent Superior Offer. During any such five (5) Business Day period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Parent Acquisition Proposal, to which Parent shall negotiate in good faith.

(v) Nothing in this Section 4.5 shall prohibit Parent from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, respectively, or from the Board of Directors of Parent making any disclosure to Parent’s stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Legal Requirements.

(c) Both the Company and Parent shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Parent Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Parent shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Parent Acquisition Proposal, respectively.

(d) The Company and Parent shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than ten Business Days after the Company shall have delivered the Company Public Company Financials to Parent, Parent shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten calendar days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement. Each Party shall promptly furnish to the other Party all information concerning such Party, its Subsidiaries and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate fully with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent. Parent shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement and all of its own legal, accounting, proxy solicitation, printing and mailing costs and other amounts related thereto.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to ensure that the issuance of the Parent Common Stock in the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act and from registration or qualification requirements under applicable state securities laws.

Section 5.2 Company Shareholder Approval.

(a) The Company shall take all action necessary in accordance with all applicable Legal Requirements and the Company memorandum and articles of association, charter, bylaws and other organizational documents to call, give notice of, convene and hold a meeting of the Company Shareholders to consider and vote on proposals to adopt and approve this Agreement, the Merger and the other Contemplated Transactions (the “Company Stockholder Meeting”) sufficient to obtain the Company Shareholder Approval by 11:59 P.M. New York time on September 22, 2017.

(b) The Company agrees that (i) the Company’s Board of Directors shall recommend that the holders of Company Ordinary Shares and Company Preferred Shares take action by written consent or vote to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above, (ii) the statement of information provided to the holders of Company Ordinary Shares and Company Preferred Shares shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s shareholders approve the Merger being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) The Company’s obligations under Section 5.2(a) and Section 5.2(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

Section 5.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Proxy Statement is filed with the SEC and either (i) the SEC has indicated either that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed, or (ii) at least ten calendar days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon or indicating that it intends to review the Proxy Statement. Parent shall use reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Parent agrees that, subject to Section 5.3(c): (i) Parent’s Board of Directors shall recommend that the holders of Parent Common Stock vote to approve the issuance of Parent Common Stock in the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent recommends that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent’s Board of Directors that Parent’s stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the stockholders of Parent by the Required Parent Stockholder Vote, Parent’s Board of Directors may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company if, but only if Parent’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel and financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) or solicit the Parent Stockholder Approval in accordance with Section 5.3(b) shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless Parent’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements. Parent shall not withdraw or modify in a manner adverse to the Company the Parent Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(c).

Section 5.4 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, as promptly as practicable but in no event later than ten Business Days from the date of this Agreement, prepare and file any required Notification and Report Forms required under the Hart Scott Rodino Act of 1976, as amended (“HSR Act “), and shall promptly file within 20 days of the date of this Agreement any other notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall use reasonable best efforts to respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters relating to the Contemplated Transactions (together, “Antitrust Proceedings”). The Parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Proceedings. Without limiting the foregoing, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Bodies relating to any Antitrust Proceedings, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Proceeding, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Proceedings, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Proceeding and (vi) provide each other with copies of all written communications to or from any Governmental Body relating to any Antitrust Proceedings. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of the Company and Parent agrees, and shall cause each of its Subsidiaries, subject to Section 5.7(b), to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Contemplated Transactions to be consummated as soon as reasonably practicable. The Company, on the one hand, and Parent on the other hand, shall each pay 50% of all filing fees under the HSR Act and other applicable Antitrust Laws.

Section 5.5 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Share Option Plans and each such Company Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Ordinary Shares under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) Parent’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) Parent shall file with the SEC, promptly following the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.5(a).

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Share Option Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

Section 5.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or the Company, whether asserted or claimed prior to, at or after the Effective Time, relating to acts or omissions taken prior to the Effective Time to the fullest extent permitted under the DGCL or Cayman Law for directors or officers of Delaware corporations or Cayman Island companies, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or Cayman Law to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Parent and the memorandum and articles of association Surviving Corporation shall contain, and Parent shall cause the memorandum and articles of association of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Parent and the Company than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational documents) of Parent and the memorandum and articles of association of Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or the Company.

(c) Each of Parent and the Company shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Parent and the Company (provided that each of Parent and the Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable in any material respect); provided, however, that in no event shall Parent and the Company be required to expend pursuant to this Section 5.6(c) more than an amount equal to 200% of the respective current annual premiums paid by Parent and the Company for such insurance.

(d) Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6 but if and only if and to the extent that such persons are successful on the merits of such enforcement action.

(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

Section 5.7 Additional Agreements.

(a) Subject to Section 5.7(b), the Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of the Closing.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of Company and Parent shall be obligated under this Agreement to use their reasonable best efforts: (i) to divest, dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (iv) to make or cause any of its Subsidiaries to proffer and make any undertaking or other commitment (to any Governmental Body or otherwise) regarding its future operations; or (v) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions, provided, however, that (y) such actions are necessary to consummate the Contemplated Transactions, and (z) no such action, either individually or in the aggregate, would be reasonably expected to result in a material adverse impact on any Party’s expected benefits from the Contemplated Transactions.

Section 5.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.8.

Section 5.9 Listing. Parent shall use its reasonable best efforts to maintain its existing listing on the NASDAQ Global Market (or, alternatively, the NASDAQ Capital Market) and to cause the shares of Parent Common Stock being issued in the Merger, including the shares of Parent Common Stock issuable in connection with the assumption of Company Options, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market (or the NASDAQ Capital Market) at or prior to the Effective Time (the “NASDAQ Listing Application”).

Section 5.10 Tax Matters.

(a) Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) Parent, Merger Sub and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Mayer Brown LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing (the “Mayer Brown Tax Opinion”), and Parent to obtain the opinion of Goodwin Procter LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing (the “Goodwin Tax Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of each of the Goodwin Tax Opinion and the Mayer Brown Tax Opinion shall be conditioned upon the receipt by each counsel of customary representation letters from each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 5.11 Transaction Litigation. Parent shall as promptly as reasonably practicable notify the Company in writing of, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation. Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 5.12 Parent Employee Plans. Each of the Company and Parent acknowledge that the transaction contemplated hereby shall constitute a “change in control” for purposes of each Parent Employee Plan that uses such term or a similar term. Prior to the Effective Time, Parent shall take all actions that may be necessary (under the Parent Employee Plans and otherwise) to effectuate the provisions of this Section 5.12 and to ensure that, without any action on the part of the holders thereof, each outstanding Parent Option and Restricted Stock Award shall become fully vested effective as the Effective Time.

Section 5.13 Other Proposals. If agreed upon by both Parent and the Company, Parent shall submit to Parent’s stockholders at the Parent Stockholders’ Meeting an amendment to Parent’s certificate of incorporation to authorize the Board of Directors of Parent to effect a Reverse Stock Split. Parent shall submit to Parent’s stockholders at the Parent Stockholders’ Meeting an amendment to Parent’s certificate of incorporation to provide for the term of office for each director to expire at each of Parent’s subsequent annual meetings of stockholders (the “Board Declassification)”.

Section 5.14 Board of Directors and Officers of Parent. Subject to any Legal Requirement, at and immediately after the Effective Time, initial directors to serve on the board of directors of Parent shall consist of up to seven individuals, two of whom shall be designated by Parent (and mutually agreeable to the Company) and the other five of whom shall be designated by the Company (until each of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal). Prior to the Effective Time, Parent shall deliver to the Company the resignations of all members of the Parent board of directors and all officers of Parent who, following the Effective Time, will not continue to serve on the board of directors or as officers of Parent, as applicable.

Section 5.15 Parent Convertible Notes. Parent and the Company shall take all actions necessary to ensure that the Merger shall not constitute a “Fundamental Change” or “Make Whole Fundamental Change”, each as defined in the indentures governing the Parent Convertible Notes.

Section 5.16 Private Placement. The Company shall use commercially reasonable efforts to take such actions and cause the holders of Company Share Capital to provide all documentation, including investor questionnaires, reasonably requested by Parent to allow Parent to issue the Parent Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Parent: that either (a) (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Parent Common Stock; and (iii) that the Parent Common Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing or (b) such holder is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

Section 5.17 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Company Shareholder Vote, and the issuance of the Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

Section 6.3 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.4 NASDAQ Notification. The NASDAQ Listing Application shall have been approved.

ARTICLE VII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); provided, however, that the representations and warranties made by the Company in Section 2.1(a), Section 2.1(b), Section 2.17, Section 2.19 and Section 2.21 shall not be subject to the qualification in the preceding clause (a); provided further, that the representations and warranties set forth in Section 2.3(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

Section 7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

Section 7.3 Consents. Any Governmental Authorization or other Consent required to be obtained by the Company under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 7.5 Officer Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Section 7.1, Section 7.2 and Section 7.4 have been duly satisfied.

ARTICLE VIII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

Section 8.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) individually, or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); provided, however, that the representations and warranties made by Parent in Section 3.1(a), Section 3.1(b), Section 3.18, Section 3.20 and Section 3.22 shall not be subject to the qualification in the preceding clause (a); provided further, that the representations and warranties set forth in Section 3.3(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

Section 8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

Section 8.3 Consents. Any Governmental Authorization or other Consent required to be obtained by Parent under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

Section 8.5 Officer Certificate. The Company shall have received the following documents a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the Merger and issuance of Parent Common Stock in the Merger by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 15, 2018; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if the Company Shareholder Approval shall not have been obtained by 11:59 P.M. New York time on September 22, 2017;

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Merger, the Contemplated Transactions and the issuance of shares of Parent Common Stock in the Merger and (ii) the Merger, such transactions or any of the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Parent Stockholder Approval) if a Parent Change of Recommendation shall have occurred or Parent fails to include the Parent Board Recommendation in the Proxy Statement;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 and Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Parent or Merger Sub to the Company of such breach or inaccuracy and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1. or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in connection with the Company entering into a definitive agreement to effect a Company Superior Offer; or

(j) by Parent, at any time prior to the receipt of the Parent Stockholder Approval, in connection with Parent entering into a definitive agreement to effect a Parent Superior Offer.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) the last sentence of Section 5.1(a), this Section 9.2, Section 9.3, and Article X shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement or for fraud.

Section 9.3 Expenses; Termination Fees.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) Parent shall pay to the Company, within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $2,000,000 (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by Parent pursuant to Section 9.1(j);

(ii) by the Company pursuant to Section 9.1(f); or

(iii) by Parent or the Company, as applicable, pursuant to Section 9.1(b) or Section 9.1(e) and, in the case of termination pursuant to Section 9.1(b), prior to the termination of this Agreement, or in the case of termination pursuant to Section 9.1(e), prior to the Parent Stockholders’ Meeting, any person publicly makes a Parent Acquisition Proposal or amends a Parent Acquisition Proposal made prior to the date of this Agreement and, within 12 months after such termination, Parent enters into a definitive agreement to consummate, or consummates, any Parent Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 9.3(b)(iii), the references to 15% in the definition of Parent Acquisition Proposal shall be deemed to be 50%.

(c) The Company shall pay to Parent, within ten (10) Business Days after termination of the Agreement, the Termination Fee in the event of the termination of this Agreement by Parent pursuant to Section 9.1(d).

(d) In the event this agreement is terminated by the Company pursuant to Section 9.1(e), then Parent shall pay, or cause to be paid, to the Company out-of-pocket fees and expenses, incurred by or on behalf of the person entitled to payment, in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000 (the “Expense Reimbursement Amount”) promptly, and in any event not more than two business days following such termination; provided that the payment by Parent of the Expense Reimbursement Amount pursuant to this Section 9.3(d) shall be credited against any Termination Fee payable by Parent hereunder.

(e) If either Party fails to pay when due any amount payable by such Party under this Section 9.3 or then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time. Notwithstanding the foregoing, nothing shall limit any Party from making any claims in respect of fraud.

Section 10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s shareholders or before or after the approval of the issuance of shares of Parent Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders or shareholders, no amendment shall be made which by law requires further approval of the stockholders or shareholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

Section 10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof;

provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except as otherwise required by Cayman Law. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7; and (f) each of the Parties irrevocably waives the right to trial by jury.

Section 10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email (via PDF attachment) to the address or email address set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub:

c/o Inotek Pharmaceuticals Corporation

91 Hartwell Avenue

Lexington, MA 02421

Telephone No.: (781) 676-2100

Attention: David Southwell

                 Dale Ritter

Email: DPSouthwell@inotekpharma.com

           DRitter@inotekpharma.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Telephone No.: (617) 570-1055

Attention: Mitchell Bloom

                 Edwin O’Connor

                 Andrew Goodman

Email: MBloom@goodwinlaw.com

            EOConnor@goodwinlaw.com

            AGoodman@goodwinlaw.com

if to the Company:

Rocket Pharmaceuticals, Ltd.

430 East 29th Street

Suite 1040

New York, NY 10016

Telephone: (646) 440-9100

Email: gs@rocketpharma.com

Attention: Gaurav Shah, Chief Executive Officer

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher, LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Telephone: (415) 393-8200

Attention: Ryan A. Murr

Email: RMurr@gibsondunn.com

Section 10.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The use of the word “or” shall not be exclusive.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual data room set up by the providing Party in connection with this Agreement prior to the date hereof.

(g) References to any specific Governmental Authority or Governmental Body means and includes any successor Governmental Authority or Governmental Body to the one cited.

(h) References to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ David P. Southwell
Name:	David P. Southwell
Title:	President and Chief Executive Officer

ROME MERGER SUB

By:	/s/ David P. Southwell
Name:	David P. Southwell
Title:	President

ROCKET PHARMACEUTICALS, LTD.

By:	/s/ Gaurav Shah
Name:	Gaurav Shah
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Adjusted Aggregate Valuation” shall mean the sum of (a) the Company Stipulated Valuation, minus (b) the difference between the Adjusted Lower Target Net Cash and Lower Target Net Cash (if any), plus (c) the difference between the Adjusted Upper Target Net Cash and the Upper Target Net Cash (if any) plus (d) the Parent Stipulated Valuation.

“Adjusted Lower Target Net Cash” shall mean any amount that is less than the Lower Target Net Cash.

“Adjusted Parent Valuation” shall mean the sum of (a) the Parent Stipulated Valuation, minus (b) the difference between the Adjusted Lower Target Net Cash and the Lower Target Net Cash (if any) plus (c) the difference between the Adjusted Upper Target Net Cash and the Upper Target Net Cash (if any).

“Adjusted Upper Target Net Cash” shall mean the amount, if any, that Net Cash is greater than the Upper Target Net Cash.

“Business Day” shall mean any day other than Saturday, Sunday or any day on which banks in the State of New York are authorized or obligated to be closed.

“Cayman Law” shall mean the Companies Law (as revised) of the Cayman Islands.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any ERISA Affiliate.

“Company Share Capital “ shall mean the Company Ordinary Shares and the Company Preferred Shares.

“Company Contract” shall mean any Contract: (a) to which the Company or any Subsidiary of the Company is a party; (b) by which the Company or any Subsidiary of the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company or any Subsidiary of the Company has, or may become subject to, any obligation; or (c) under which the Company or any Subsidiary of the Company has or may acquire any right or interest.

“Company IP Rights” shall mean all Intellectual Property relating to the Company’s product candidates which is owned, licensed, or controlled by the Company or its Subsidiaries that is necessary or used in the Company’s business as presently conducted.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or operations of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, with respect to the foregoing clause (a) only that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (D) any adverse effect resulting from any change (after the date hereof) in any applicable Legal Requirement of any Governmental Body (provided that such adverse effect does not affect the Company in a disproportionate manner as compared to the Company’s industry peers or as compared to Parent); (E) any changes (after the date hereof) in GAAP; (F) any adverse effect resulting from any action taken by the Company or any of its Subsidiaries with Parent’s prior written consent or the taking of any action expressly required by this Agreement; (G) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Body, with respect to any product candidate of the Company and (H) any Effect resulting from the announcement or pendency of the Merger (including any litigation or any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto).

“Company Options” shall mean compensatory options to purchase Company Ordinary Shares issued by the Company.

“Company Ordinary Shares” shall mean the Ordinary Shares, $0.01 par value per share, of the Company.

“Company Ownership Factor” shall mean a percentage equal to 100% minus the Parent Ownership Factor.

“Company Preferred Shares” shall mean collectively the Series A Preferred Shares and Series B Preferred Shares, $0.01 par value per share, of the Company.

“Company Public Company Financials” shall mean (a) the Company’s audited balance sheet at December 31, 2016 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2016 and 2015 and (b) any other financial statements of the Company as may be required to be included in the Proxy Statement, in each of clauses (a) and (b) in a form that satisfies all applicable requirements for including in the Proxy Statement.

“Company Stipulated Valuation” shall mean $200,000,000.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated July 26, 2017 between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Legal Requirements.

“DGCL” shall mean the Delaware General Corporation Law.

“Effect” shall mean any effect, states of fact, change, event, circumstance or development.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to a Person shall mean any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employee” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall be equal to the quotient obtained by dividing (a) the product of (i) the Company Ownership Factor multiplied by (ii) the quotient of (x) the total number of outstanding shares of Parent Common Stock on a Fully-Diluted Basis divided by (y) the Parent Ownership Factor; by (b) the total number of outstanding Company Ordinary Shares on a Fully-Diluted Basis.

“Fully-Diluted Basis” shall mean after giving effect to (a) all outstanding shares of debt or equity securities that are convertible into or exchangeable for shares of a particular class or series of capital stock and (b) all outstanding options, warrants and other rights to acquire shares of a particular class or series of capital stock, whether directly or indirectly, and all outstanding options, warrants and rights to acquire other securities convertible into or exchangeable for shares of such class or series of capital stock, but excluding any reserved but unissued stock options as of the Effective Time.

“Governmental Authority” shall mean any foreign or domestic court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or instrumentality or authority or any stock market or stock exchange or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including The NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean (a) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employee” shall mean, with respect to the Company or Parent, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any executive officer of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including, for the avoidance of doubt, under the authority of The NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Lower Target Net Cash” shall mean $40,500,000.

“Net Cash” shall mean, as of any particular time, (x) Parent’s cash and cash equivalents and accounts receivables (in each case determined in accordance with GAAP) minus (y) the aggregate of the following obligations and liabilities of Parent, calculated without duplication:

(i) All current liabilities of Parent (including accounts payable, accrued expenses, accrued interest and other current liabilities) as determined in accordance with GAAP (but excluding any amounts of rent owed following the Closing Date);

(ii) All severance payments, deferred compensation, accrued vacation and paid-time-off, retention bonuses or any other payments made or required to be made, owed or owing at or following the Closing to any employees of Parent (including the employer portion of any payroll taxes relating thereto);

(iii) All indebtedness of Parent for borrowed money or in respect of capitalized leases or the purchase of assets of Parent (including accrued interest thereon through the Determination Date);

(iv) All closing or transactional costs in connection with the Contemplated Transactions, any alternative transaction or the process of selling Parent (including in connection with any stockholder litigation relating to this Agreement or any of the Contemplated Transactions), including amounts payable to financial advisors (including investment banks) or attorneys that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Parent;

(v) Those accrued expenses not already contemplated by clauses (i) through (iv) above, resulting from any incurred but yet unbilled professional fees, clinical costs, preclinical costs or operational costs pertaining to goods or services previously provided to Parent as of the Determination Date as determined in accordance with GAAP;

(vi) The amount of any remaining deductible or retention amounts under the Existing Parent D&O Policies less $437,500 (provided that if the amount of any remaining deductible or retention amounts under the Existing Parent D&O Policies is less than $437,500, such amount shall equal $0 for purposes of determining Net Cash);

(vii) The aggregate costs for obtaining the D&O tail insurance policy under Section 5.6(c).

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Ordinary Course of Business” shall mean, (a) in the case of the Company such actions taken in the ordinary course of its normal operations and consistent with its past practices, and, (ii) in the case of Parent and each of its Subsidiaries,(x) during the period prior to the date of this Agreement, such actions taken in the ordinary course of its normal operations and consistent with its past practices and (y) during the period following the date of this Agreement, such actions taken consistent with the operating plans and financial model delivered to the Company.

“Parent Associate” shall mean any current or former employee, independent contractor, officer or director of Parent or any ERISA Affiliate.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which Parent or any Subsidiary of Parent is a party; (b) by which Parent or any Subsidiary of Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent or any Subsidiary of Parent has, or may become subject to, any obligation; or (c) under which Parent or any Subsidiary of Parent has or may acquire any right or interest.

“Parent Convertible Notes” shall mean the 5.75% Convertible Senior Notes due 2021 issued pursuant to that certain Base Indenture, dated as of August 5, 2016 and that First Supplemental Indenture, dated as of August 5, 2016, by and between Parent and Wilmington Trust, National Association.

“Parent IP Rights” shall mean all Intellectual Property relating to Parent’s product candidates which is owned, licensed, or controlled by Parent or its Subsidiaries that is necessary or used in the Parent business as presently conducted.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or operations of Parent and its Subsidiaries taken as a whole; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, with respect to the foregoing clause (a)

only, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Parent Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (B) any adverse effect that results from conditions in any of the industries or industry sectors in which Parent or any of its Subsidiaries operates (provided that such adverse effect does not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Parent’s industry peers); (D) any adverse effect resulting from any change (after the date hereof) in any applicable Legal Requirement of any Governmental Body (provided that such adverse effect does not affect Parent in a disproportionate manner as compared to Parent’s industry peers or as compared to the Company); (E) any changes (after the date hereof) in GAAP; (F) any adverse effect resulting from any action taken by Parent or any of its Subsidiaries with the Company’s prior written consent or the taking of any action expressly required by this Agreement; (G) any decision or action, or inaction, by the FDA or other comparable foreign Governmental Body, with respect to any product candidate of Parent; (H) any changes in the listing status of the Parent Common Stock on the NASDAQ Global Market or a determination by The NASDAQ Stock Market that such listing status of Parent may change; (I) any Effect resulting from the announcement or pendency of the Merger (including any litigation or any loss of or adverse change in the relationship of Parent and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other third parties related thereto); and (J) a decline in Parent’s stock price, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred).

“Parent Options” shall mean compensatory options to purchase shares of Parent Common Stock issued by Parent.

“Parent Ownership Factor” shall mean nineteen percent (19%); provided however that if Parent’s Net Cash as of the Determination Date is less than the Lower Target Net Cash or greater than the Upper Target Net Cash, “Parent Ownership Factor” shall mean the percentage quotient obtained by dividing (a)(i) the Adjusted Parent Valuation by (ii) the Adjusted Aggregate Valuation.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Parent.

“Parent RSU” shall mean compensatory restricted stock units payable when vested in shares of Parent Common Stock issued by Parent.

“Parent Stipulated Valuation” shall mean $47,000,000.

“Parent Warrants” shall mean warrants to purchase shares of Parent Common Stock or Parent Preferred Stock issued by Parent.

“Party” or “Parties” shall mean the Company, Merger Sub and Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Plan of Merger” shall mean the plan of merger to be filed by the Company, in substantially the form agreed to by Parent and the Company, with the Cayman Registrar of Companies in connection with the Closing.

“Proxy Statement” shall mean the Proxy Statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Reverse Stock Split” shall mean a reverse split of all outstanding shares of Parent Common Stock whereby each outstanding share of Parent Common Stock would be combined, converted and changed into and become a fractional number of fully paid and non-assessable shares of Parent Common Stock to be determined by Parent and the Company, but which in any event will be between the range of one-for-two and one-for-ten.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shareholder” shall mean each shareholder of the Company, and “Shareholders” shall mean all shareholders of the Company, in each case as determined immediately prior to the Effective Time.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax imposed by a Governmental Body, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or any other duty, levy, assessment, fee or other charge in the nature of a tax, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving Parent, the Board of Directors of Parent, any committee thereof and/or any of Parent’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transaction (including any such claim or Legal Proceeding based on allegations that Parent’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Board of Directors of Parent, any member of the board of directors of any of Parent’s Subsidiaries or any officer of Parent or any of its Subsidiaries).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Upper Target Net Cash” shall mean $43,500,000.

EXHIBIT B

FORMS OF SUPPORT AGREEMENTS

EXECUTION VERSION

INOTEK PHARMACEUTICALS CORPORATION

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of September 12, 2017, is made by and among Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, Parent, Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options, restricted stock units (“Company RSUs”) or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s, Merger Sub’s and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1.    Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger, the Merger Agreement or any Parent Acquisition Proposal, Stockholder shall:

(a)    appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)    from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of (A) the issuance of the shares of Parent Common Stock by virtue of the Merger, (B) the adoption of the Merger Agreement and approval of the Merger, and (C) an amendment to the Certificate of Incorporation of Parent to effect the Reverse Stock Split; (ii) against any action or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Parent’s or any of its Subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Parent Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.    Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.    Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.    Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (b) with respect to such Stockholder’s Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Stockholder’s Company Options and (ii) taxes applicable to the exercise of such Stockholder’s Company Options, (c) with respect to Stockholder’s Company RSUs, (i) transfers for the net settlement of Stockholder’s Company RSUs settled in Shares (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of Stockholder’s Company RSUs, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement, (d) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (e) transfers to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof, and (f) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion.

5.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

(a)    Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b)    this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to the Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)    Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)    to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e)    to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6.    Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

7.    No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Parent Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Parent Acquisition Proposal, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Parent Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a stockholders’ vote or action by consent of the Parent’s stockholders with respect to a Parent Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of a Parent Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 7.

8.    Waiver of Appraisal Rights; No Legal Actions.

(a)    The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 262 of the DGCL in connection with the Merger.

(b)    The Stockholder will not in its capacity as a stockholder of Parent bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by the Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of Parent, constitutes a breach of any fiduciary duty of the Board of Directors of Parent or any member thereof.

9.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.    Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and/or holder of options, warrants and/or RSUs to purchase shares of Parent Common Stock and not in such Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

13.    Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14.    Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Parent or the Company as required by law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

15.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.7 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17.    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.    Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Certificate of Incorporation of Parent, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23.    Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

24.    Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Stockholder, or (b) have been agreed to in writing by Stockholder.

25.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[SHAREHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

EXECUTED as of the date first above written.

ROCKET PHARMACEUTICALS, LTD.

By:
Name:
Title:

INOTEK PHARMACEUTICALS CORPORATION

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE 1

Name and Address of Shareholder	Shares	Options	RSUs	Other Rights

Signature Page to Voting Agreement

EXECUTION VERSION

ROCKET PHARMACEUTICALS, LTD.

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of September 12, 2017, is made by and among Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company (the “Company”), and the undersigned holders (“each a Shareholder”) of shares of the share capital (the “Shares”) of the Company.

WHEREAS, Parent, Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds share options or other rights to acquire the number of Shares indicated opposite Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s, Merger Sub’s and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Shareholder, Parent and the Company agree as follows:

1.    Agreement to Vote Shares. Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting (whether a general meeting or a class or series meeting, as applicable) of the shareholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the shareholders (or any class or series of shareholders, as applicable) of the Company, with respect to the Merger, the Merger Agreement or any Company Acquisition Proposal, Shareholder shall:

(a)    appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)    from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered)

covering all of the Shares and any New Shares that such Shareholder shall be entitled to so vote: (i) in favor of adoption and approval of the adoption of the Merger Agreement and approval of the Merger; (ii) against any action or agreement that, to the knowledge of Shareholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its Subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; (iii) against any Company Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement; and (iv) where applicable, in favour of an election to convert all of the Company Preferred Shares held by the Shareholder into Company Ordinary Shares. The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.    Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.    Additional Purchases. Shareholder agrees that any shares of the share capital or other equity securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any share options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.    Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, Shareholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (b) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of

Shareholder or to an affiliated corporation, trust or other business entity under common control with Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (c) transfers to another holder of the share capital of the Company that has signed a voting agreement in substantially the form hereof and (d) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion.

5.    Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and the Company as follows:

(a)    Shareholder has the full power and authority to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder;

(b)    this Agreement has been duly executed and delivered by or on behalf of Shareholder and, to the Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)    Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)    to the knowledge of Shareholder, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the compliance by Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any law, statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Shareholder; and

(e)    to the knowledge of Shareholder, the execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by

Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Shareholder of his or her obligations under this Agreement in any material respect.

6.    Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Shareholder does hereby appoint the Parent with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Shareholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Shareholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

7.    No Solicitation. From and after the date hereof until the Expiration Date, Shareholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Company Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to a Company Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Shareholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or affiliates to, nor shall it authorize any officer, director or representative of Shareholder, or any of its Subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 7.

8.    Waiver of Appraisal Rights; No Legal Actions.

(a)    The Shareholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 238 of Cayman Law in connection with the Merger.

(b)    The Shareholder will not in its capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by the Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of the Company, constitutes a breach of any fiduciary duty of the Board of Directors of the Company or any member thereof.

9.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.    Intentionally Omitted.

11.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent does not have authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein.

12.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

13.    Further Assurances. Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14.    Disclosure. Shareholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by law, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Parent or the Company as required by law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Shareholder’s counsel.

15.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.7 of the Merger Agreement and to each Shareholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17.    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Shareholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except as otherwise required by Cayman Law. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.    Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of Cayman Law, any applicable anti-takeover laws and regulations and any applicable provision of the memorandum and articles of association, the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23.    Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

24.    Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Shareholder, or (b) have been agreed to in writing by Shareholder.

25.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[SHAREHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

EXECUTED as of the date first above written.

ROCKET PHARMACEUTICALS, LTD.

By:
Name:
Title:

INOTEK PHARMACEUTICALS CORPORATION

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE 1

Name and Address of Shareholder	Shares	Options	Other Rights

EXHIBIT C

FORM OF LOCK-UP AGREEMENTS

EXECUTION VERSION

LOCK-UP AGREEMENT

September 12, 2017

Inotek Pharmaceuticals Corporation

91 Hartwell Avenue

Lexington, MA 02421

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Inotek Pharmaceuticals Corporation, a Delaware corporation (“Parent”) has entered into an Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017 (as the same may be amended from time to time, the “Merger Agreement”) with Rome Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Parent, and Rocket Pharmaceuticals, Ltd., a Cayman Islands exempted company. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to each of the Parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit (“RSU”)) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; or

(iii)	make any demand for or exercise any right with respect to the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)	if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (C) as a

EXECUTION VERSION

bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed;

(b)    the exercise of an option (including a net or cashless exercise of an option) to purchase shares of Parent Common Stock, and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)    transfers for the net settlement of RSUs settled in Parent Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d)      the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period; or

(e)    transfers by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market following the Closing Date;

and provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock following such individual’s termination of employment with Parent that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Parent prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of

EXECUTION VERSION

the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent is proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

EXECUTION VERSION

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by Inotek Pharmaceuticals Corporation:

By
Name:
Title:

[Signature Page to Lock-up Agreement]

C-4